[LETTERHEAD OF DELOITTE & TOUCHE]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of NuvoMedia, Inc. 1997 Stock Plan on Form S-8 of Gemstar International Group Limited ("Gemstar") of our report dated March 7,
1997, relating to the statement of operations of StarSight Telecast, Inc. ("StarSight") and the related statements of shareholders' equity and cash flows for the year ended December 31, 1996 prior to restatement to conform StarSight's accounting policies and fiscal year to those of Gemstar, which report is included in Gemstar's Annual Report on Form 10-K for the year ended March 31, 1999.


/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 24, 2000